SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant {X}

Filed by a Party other than the Registrant { }

Check the appropriate box:

{  }  Preliminary Proxy Statement
{x }  Definitive Proxy Statement
{  }  Definitive Additional Materials
{  }  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
{ } Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))


LXR BIOTECHNOLOGY INC.
(Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{x} No Fee Required.

{ } Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)     Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

    2)     Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

    4)     Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

    5)     Total fee paid:

           ---------------------------------------------------------------------

{  }    Fee paid previously with preliminary materials:

{  }    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

               -------------------------------------------------------------

        2)     Form, Schedule or Registration Statement No.:

               -------------------------------------------------------------

        3)     Filing Party:

               -------------------------------------------------------------

        4)     Date Filed:

               -------------------------------------------------------------

                                [LXR Letterhead]


                                  May __, 1998




To Our Stockholders:

        You are cordially invited to attend the 1998 Annual Meeting of Stockholders of LXR Biotechnology Inc. to be held at the Company's offices at 1401 Marina Way South, Richmond, California, on Thursday June 11, 1998, at 10:00 a.m. P.D.T.

        The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

        It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

                                   Sincerely,




                                   G. Kirk Raab
                                   Chairman of the
                                   Board of Directors

                             LXR BIOTECHNOLOGY INC.
                              1401 MARINA WAY SOUTH
                           RICHMOND, CALIFORNIA 94804

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To Our Stockholders:


        NOTICE IS HEREBY GIVEN that the annual meeting of the Stockholders of LXR Biotechnology Inc. a Delaware corporation ("LXR" or the "Company"), will be held at 1401 Marina Way South, Richmond, California 94804 on Thursday, June 11, 1998, at 10:00 a.m.
P.D.T. for the following purposes:


1. To elect 8 directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

               L. David Tomei                Neil Flanzraich
               John Kane                     Brian Brookover
               Eugene Eidenberg              G. Kirk Raab
               William R. Hambrecht          Kenneth R. McGuire


2. To consider and vote upon a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares, from 1,849,850 shares to 3,849,850 shares, and to increase the share limitations for purposes of
        Section 162(m) of the Internal Revenue Code of 1986, as amended.


3. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of the Company's authorized shares of Common Stock from 45 million shares to 60 million shares.

4. To ratify the selection of KPMG Peat Marwick LLP as independent accountants for the Company for the current fiscal year.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 22, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                   By Order of the Board of Directors



                                   Shelli Geer
                                   Chief Financial Officer and Secretary
Richmond, California
May __, 1998

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                             LXR BIOTECHNOLOGY INC.
                              1401 MARINA WAY SOUTH
                               RICHMOND, CA 94804


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS



                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The accompanying proxy is solicited on behalf of the Board of Directors of LXR Biotechnology Inc., a Delaware corporation (the "Company" or "LXR") for use at the annual meeting of stockholders of the Company to be held on Thursday, June 11, 1998 at 10:00 a.m., P.D.T. or at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at 1401 Marina Way South, Richmond, California. The Company's telephone number is (510) 412-9100.

        These proxy solicitation materials, together with the Company's 1997 Annual Report, are being mailed on or about May 11, 1998, to all stockholders of record on April 22, 1998.


RECORD DATE


        Stockholders of record at the close of business on April 22, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, approximately 28,377,181 shares of the Company's Common Stock were issued and outstanding.



REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the meeting and voting in person.


VOTING AND SOLICITATION

        Only holders of the Company's common stock are entitled to one vote for each share held as of the record date, and do not have cumulative voting rights.

        The cost of soliciting proxies will be borne by the Company. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.


QUORUM, ABSTENTIONS, AND BROKER NON-VOTES

        The required quorum for the transaction of business at the annual meeting is a majority of the shares of Common Stock outstanding on the Record Date. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.




                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

        At the meeting, stockholders will elect members of the Company's Board of Directors (the "Board") to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director's earlier resignation or removal. The size of the Board is presently set at 8 members. Accordingly, 8 nominees will be elected at the Meeting to be the 8 directors of the Company. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the 8 nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS/NOMINEES

The names of the nominees and certain information about them are set forth below:


                                          DIRECTOR                                   DIRECTOR
NAME OF NOMINEE                   AGE     PRINCIPAL OCCUPATION                       SINCE
G. Kirk Raab(1)(3)                62      Interim Chief Executive Officer and        1998
                                          Chairman of the Board of Directors

L. David Tomei, Ph.D.             53      Executive Vice President and Chief         1996
                                          Scientific Officer

Eugene Eidenberg(1)(3)            58      Independent Consultant                     1994

Neil Flanzraich(1)(3)             54      Attorney                                   1997

Brian Brookover(2)                35      Portfolio Manager of Grace Brothers Ltd.   1998

Kenneth R. McGuire(2)             56      President of Burbank Aeronautical Corp.    1997

William R. Hambrecht(2)           62      President of W.R. Hambrecht & Co., LLC     1998

John Kane(1)                      59      President and Chief Operating Officer of   1998
                                          Cardinal Health, Inc.

----------



(1)  Current member of the Audit Committee.

(2)  Current member of the Compensation Committee.

(3)  Current member of the Nominating Committee.



        G. Kirk Raab was elected Chairman of the Board of Directors and appointed Interim Chief Executive Officer in April 1998. Prior to joining LXR, Mr. Raab served Genentech, Inc. as President, Chief Operating Officer and Director from 1985 to 1990, and Chief Executive Officer until 1995. Prior to that, he was President, Chief Operating Officer and Director of Abbott Laboratories. Mr. Raab currently serves as Chairman of Oxford

GlycoSciences, Ltd., Shaman Pharmaceuticals, Inc. and Connectics Corporation. He also serves on the Board of Bridge Medical Inc., Accumetrics Inc. and Applied Imaging Inc. He holds a B.A. from Colgate University.



        L. David Tomei, Ph.D. is currently Executive Vice President and Chief Scientific Officer of the Company. Dr. Tomei served as the Chief Executive Officer of the Company from November 1995 to April 1998, and Chairman of the Board of Directors from August 1997 to April 1998. From November 1995 until October 1996, Dr. Tomei was President of the Company. From July 1995 to November 1995, Dr. Tomei was Acting President and Chief Executive Officer of the Company. Dr. Tomei served as Executive Vice President, Cell Biology of the Company from September 1992 to July 1995, and was a director of the Company from October 1992 until April 1993. Before joining the Company, Dr. Tomei was a research scientist at Ohio State University from September 1981 until October 1992. Dr. Tomei received a B.S. in biology and philosophy from Canisius College, an MS in biochemistry from the State University of New York, Roswell Park Memorial Institute Division, and a Ph.D. in biochemical pharmacology from the State University of New York at Buffalo.


        Eugene Eidenberg was Chairman of the Board of Directors from October 1994 to August 1997. Since 1995, Mr. Eidenberg has served as Advisory Director of Hambrecht & Quist LLC in San Francisco, an investment banking firm. In addition, he is a director of Global Village Communications, Inc. of Sunnyvale, California. Mr. Eidenberg held senior positions in the federal government, serving as Secretary to the Cabinet and Assistant to the President during the Carter Administration. Mr. Eidenberg has a B.A. in political science from the University of Wisconsin and M.A. and Ph.D. degrees in political science from Northwestern University.

        Neil Flanzraich is currently a Shareholder and Chairman of the Life Sciences Group of the law firm of Heller Ehrman White & McAuliffe. Mr. Flanzraich was General Counsel, Senior Vice President and Secretary of Syntex (U.S.A.), Inc. a subsidiary of Roche Holding Ltd., from January 1995 to August 1995, General Counsel from January 1992 to December 1994, Co-General Counsel from August 1987 through January 1992, and Senior Vice President from June 1981 to December 1994 of Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. at the end of 1994. Mr. Flanzraich also has been a Director of Whitman Educational Group, Inc., an operator of degree and non-degree granting post-secondary schools, since 1997. Mr. Flanzraich received his J.D. from Harvard Law School, and his A.B. from Harvard College.

        Brian D. Brookover has been a Portfolio Manager of Grace Brothers, Ltd., a private investment management firm, which holds approximately 18% of the outstanding Common Stock of the Company since January 1996. Mr. Brookover also serves on the Board of Bell Geospace, Inc., a geophysical services company based in Houston, Texas. He holds a B.S. from University of Pennsylvania's Wharton School.


        Kenneth R. McGuire is President of Burbank Aeronautical Corporation, presently the largest independent supplier of noise suppression equipment to the commercial airline industry, which he founded in 1988. Mr. McGuire is also a principal stockholder in a number of biotechnology companies including Neoprobe Corporation, Molecular Geriatrics Corporation and Third Wave Technologies, Inc. Mr. McGuire has a B.S. in engineering physics from the United States Naval Academy and a J.D. from Columbia University School of Law.

        William R. Hambrecht is currently President of W.R. Hambrecht & Co., LLC, an entrepreneurial investment firm in San Francisco. Mr. Hambrecht also served as Chairman of Hambrecht & Quist, an investment banking firm specializing in high-growth technology companies, with whom he co-founded with George Quist in 1968. Mr. Hambrecht also serves on the Board of Directors of Adobe Systems Inc., Calyx and Corolla. He received his B.A. from Princeton University.

        John C. Kane is currently President and Chief Operating Officer of Cardinal Health, Inc., and has served in that capacity since 1993. Mr. Kane held a number of responsible operations and management positions at Abbott Laboratories from 1974 to 1993, including Vice President of their Puerto Rico operations, Vice President, Agriculture and Chemical Products Division. Most recently, he served as President of the Ross Laboratories Division in Columbus, Ohio. Mr. Kane also serves on the Board of Connectics Corporation. He holds a B.S. from West Chester State College.

REQUIRED VOTE

        The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                         EACH OF THE NOMINATED DIRECTORS



                                 PROPOSAL NO. 2
                 APPROVAL OF AMENDMENT TO 1993 STOCK OPTION PLAN


        The Company's Board of Directors approved amendments to the Company's 1993 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock reserved for issuance under the Stock Option Plan by 2,000,000 shares, from 1,849,850 shares to 3,849,850 shares. Stockholder approval of this amendment is being sought (i) for the purpose of qualifying options to purchase any of such 2,000,000 shares as incentive stock options
(ISOs), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) in accordance with the rules of the American Stock Exchange, to permit listing on that exchange any of such shares purchased by officers, directors or key employees whether or not the Company could otherwise obtain listing without such approval. Since there are currently only 59,347 shares remaining available for issuance as ISOs under the Stock Option Plan, the Board believes that adding shares to the Stock Option Plan is necessary to permit the Company to continue to attract and retain quality employees by providing them with appropriate equity incentives and to remain competitive in the industry. The proposed amendment also increases the number of shares that may be received by "named executive officers" as defined under Item 402(a)(3) of Regulation S-K from 333,333 shares to 2,000,000 shares, representing approximately 53% of the total number of shares available under the Stock Option Plan. The 333,333 share limitation had represented approximately 75% of the total number of shares available under the Stock Option Plan at the time it was adopted in 1993.



        The Stock Option Plan was adopted by the Board in May 1993 and approved by the Company's stockholders in August 1993. In April 1995, the Board amended the Stock Option Plan to increase the number of shares of the Company's Common Stock authorized for issuance under the Stock Option Plan from 449,850 to 749,850, and the Company's stockholders approved the amendment at the 1995 Annual Meeting of Stockholders in June 1995. In February 1996, the Board amended the Stock Option Plan to increase the number of shares of the Company's Common Stock authorized for issuance thereunder from 749,850 to 1,049,850, and the Company's stockholders approved that amendment at the 1996 Annual Meeting of Stockholders in June 1996. In February 1997, the Board amended the Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder from 1,049,850 to 1,849,850 and the Company's stockholders approved that amendment at the June 1997 Annual Meeting of Stockholders. In March and April of 1998, the Board approved the increase in the number of shares available for issuance under the Stock Option Plan, from 1,849,850 shares to 3,849,850 shares, that is the subject of this solicitation; none of the additional shares, however, may be issued as ISOs until stockholder approval has been obtained.


        Set forth below is a summary of the principal features of the Stock Option Plan, which summary is qualified in its entirety by reference to the terms and conditions of the Stock Option Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Stock Option Plan. Any such request should be directed as follows: Secretary, LXR Biotechnology Inc., 1401 Marina Way South, Richmond, California 94804; telephone number (510) 412-9100; facsimile (510) 412-9109.

        PURPOSE. The purpose of the Stock Option Plan is to provide equity incentives to assist the Company in recruiting and retaining qualified employees, officers, directors, consultants, independent contractors and advisers by granting to such persons options to purchase shares of the Company's Common Stock.

        NUMBER OF SHARES. The maximum number of shares that may be issued pursuant to options granted under the Stock Option Plan is 3,849,850 shares; provided, however, that no more than 1,849,850 of such shares may be issued pursuant to ISOs unless the proposed amendment is approved by the stockholders.



        ADMINISTRATION. The Stock Option Plan provides that it may be administered by the Board or a committee appointed by the Board. Currently, the Stock Option Plan is administered by the Compensation Committee, the members of which are appointed by the Board. The Compensation Committee currently consists of Messrs. McGuire, Hambrecht, and Brookover, who are members of the Board and are "non-employee directors" as that term is defined in the rules promulgated under the Exchange Act. Other than as disclosed in this Proxy Statement, members of the Compensation Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the Stock Option Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants; provided, however, that, prior to April 20, 1998, the Committee had delegated to the Company's Chief Executive Officer certain limited authority with respect to the grant of options to persons who are not (a) officers or directors of the Company or (b) persons whose transactions in the Company's Common Stock are subject to Section 16(b) of the Exchange Act. The Committee also has the authority to construe and interpret any of the provisions of the Stock Option Plan or any options granted thereunder. Such interpretations are binding on the Company and on the optionees. Because grants under the Stock Option Plan are made at the discretion of the Committee or, under certain circumstances within preset limitations approved by the Board or the Committee, the Chief Executive Officer, future grants under the Stock Option Plan are not determinable. Options may be granted under the Stock Option Plan until May 2003.


        ELIGIBILITY. All employees, officers, directors, consultants, independent contractors and advisers of the Company or any parent, subsidiary or affiliate of the Company are eligible to receive option grants under the Stock Option Plan. On March 31, 1998, approximately 63 employees were eligible to receive options under the Stock Option Plan.

        Both ISOs and nonqualified stock options ("NQSOs") may be granted under the Stock Option Plan. The Stock Option Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the Stock Option Plan.

        VESTING. Subject to the provisions of the Stock Option Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the Stock Option Plan. Options granted under the Stock Option Plan on or after March 11, 1996 generally vest as to 25% of the shares after one year and as to 2.083% of the shares monthly thereafter for three additional years. Options granted under the Stock Option Plan before March 11, 1996 generally vest as to 20% of the shares after one year and as to 1.667% of the shares monthly thereafter for four additional years.

        EXERCISE PERIOD. Options granted under the Stock Option Plan must be exercised within ten years of the option grant date (or such shorter time as may be specified in the grant evidencing the option), except that an ISO granted to a person owing ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the option grant date (or such shorter time as may be specified in the grant evidencing the option).

        EXERCISE PRICE. The Committee, or Chief Executive Officer, as applicable, determines the exercise price of each option granted under the Stock Option Plan. The exercise price must be at least equal to the Fair Market Value (as defined in the Stock Option Plan and determined as the closing price of the Company's Common Stock on the American Stock Exchange on the last trading day before the date of grant) per share of the Company's Common Stock on the date the option is granted, except that the exercise price of an option granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On April 3, 1998, the Fair Market Value of the Company's Common Stock was $3.4375 per share.

        PAYMENT OF EXERCISE PRICE. To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. With respect to all options under the Stock Option

Plan as currently in effect, payment may be made in cash or, where approved by the Committee in its sole discretion and where permitted by law, by other specified forms of payment.

        TERMINATION OF OPTIONS. Under the Stock Option Plan, if an optionee's association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, may be exercised by the optionee within the 90 days after such termination (or such shorter time as may be specified in the grant evidencing the option), but in no event later than the expiration date of the option. A longer exercise period may apply in the event of termination of an optionee's association with the Company because of the optionee's death or disability. If an option granted pursuant to the Stock Option Plan expires or terminates for any reason without being exercised in whole or in part, the shares thereby released from such option will again become available for grant and purchase under other options subsequently granted under the Stock Option Plan.

        ADJUSTMENT OF OPTION SHARES. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the Stock Option Plan. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company without consideration, or if a substantial portion of the Company's assets are distributed, without consideration, to the stockholders of the Company in a spin-off or similar transaction, the number of shares of Common Stock available for option grants under the Stock Option Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

        ASSUMPTION OR SUBSTITUTION OF OPTIONS; EXPIRATION OF OPTIONS NOT ASSUMED OR SUBSTITUTED. Under the Stock Option Plan, in the event of (i) a merger or consolidation in which the Company is not the surviving corporation (with certain exceptions), (ii) a dissolution or liquidation of the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for an acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), any or all outstanding options may be assumed or replaced by the successor corporation. In the alternative, the successor corporation may substitute an equivalent option or provide substantially similar consideration to optionees as was provided to stockholders (after taking into account the existing provisions of the optionee's options, such as the exercise price and the vesting schedule). The successor corporation may also issue, in place of outstanding shares of the Company held by an optionee as a result of the exercise of an option that is subject to repurchase, substantially similar shares or other property subject to similar repurchase restrictions no less favorable to the optionee. In the event such successor corporation, if any, refuses to assume or substitute options, as described above, pursuant to a transaction described above, or there is no successor corporation, and if the Company is ceasing to exist as a separate corporate entity, the options will expire on a date at least 20 days after the Board gives written notice to the optionee specifying the terms and conditions of such termination.

        AMENDMENT AND TERMINATION OF THE STOCK OPTION PLAN. The Committee may amend or terminate the Stock Option Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that the Committee cannot, without the approval of the stockholders of the Company, make changes which would require stockholder approval under the Internal Revenue Code. No amendment of the Stock Option Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent.


        OUTSTANDING OPTIONS UNDER THE STOCK OPTION PLAN. The following information with respect to outstanding options under the Stock Option Plan is provided as of March 31, 1998. A total of 73 persons held options under the Stock Option Plan to purchase an aggregate of 1,763,776 shares of Common Stock (including both ISOs and NQSOs), with a weighted average exercise price of $2.049 per share; currently there are 59,347 shares of Common Stock available for future grants under the Stock Option Plan. Over the term of the Stock Option Plan, the following Named Executive Officers (as defined in "Executive Compensation," below) have been granted options to purchase shares of Common Stock under the Stock Option Plan: L. David Tomei, Ph.D., 418,800 shares;
Donald A. Picker, 160,000 shares; Mark J. Tomei, 65,000 shares; Ian C. Bathurst, Ph.D., 8,525 shares;

Michael C. Kiefer, Ph.D., 108,500 shares; and Samuil R. Umansky, M.D., Ph.D., D.S.C., 125,000 shares. Current executive officers as a group (including Shelli
J. Geer and Lawrence Rosania, and excluding Mark Tomei and Ian Bathurst) have been granted options to purchase 987,300 shares. All employees as a group, other than executive officers, have been granted options to purchase 685,523 shares. In addition, as of March 31, 1998, the following directors and executive officers have been granted non-qualified stock options outside the Stock Option Plan (but on substantially the same terms as options under the plan): G. Kirk Raab, 250,000 shares; Donald Picker, 150,000 shares; and 40,000 shares each to Eugene Eidenberg, William Hambrecht, Neil Flanzraich, and John Kane. All of the foregoing outstanding options under the Stock Option Plan expire from 2003 to 2008 (subject to earlier termination if an optionee's relationship with the Company terminates).


        NEW PLAN BENEFITS. The amounts of future option grants under the Stock Option Plan to (i) the Company's Chief Executive Officer, (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal 1997, (iii) all current executive officers as a group, (iv) all current directors who are not executive officers as a group, and (v) all employees, including all officers who are not executive officers, as a group, are not determinable because, under the terms of the Stock Option Plan, such grants are made in the discretion of the Committee or its designees. Future option exercise prices under the Stock Option Plan are not determinable because they are based upon the fair market value of the Company's Common Stock on the date of grant.


AMENDMENT OF LIMITATION ON GRANTS TO NAMED EXECUTIVE OFFICERS

     The Stock Option Plan presently limits the number of shares that may be received under the Stock Option Plan by executive officers named under Item 402(a)(3) of Regulation S-K to 333,333 shares. When the Stock Option Plan was originally adopted, this represented approximately 75% of the shares available for issuance under the Stock Option Plan. The amendment will increase this number to 2,000,000, representing approximately 53% of the shares available for issuance under the Stock Option Plan after giving effect to the increase in the number of shares available for issuance under the Stock Option Plan to 3,849,850. The purpose of the limitation -- and the reason for increasing it -- is to ensure that options granted under the Stock Option Plan and within the limitation set in the Stock Option Plan for awards to each named executive officer are not subject to the limitations on the deductibility of compensation expense set forth in Section 162(m) of the Internal Revenue Code. Failure to increase the limitation will, in the judgment of the Board, adversely affect the ability of the Company to attract necessary talent and, to the extent the Board determines that competitive conditions require it to grant options in excess of the limitation, unnecessarily subject the Company to increased federal income tax liabilities.


CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

        THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.


INCENTIVE STOCK OPTIONS

        Award; Exercise. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk of forfeiture" (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

        Sale Of Option Shares. If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO is exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) is taxable as ordinary income, and the Company is entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to income and employment tax withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code. The timing and amount of income from a Disqualifying Disposition and the beginning of the optionee's holding period for determining whether capital gain or loss is long- or short-term may be affected if option stock is acquired subject to a repurchase right or other "substantial risk of forfeiture" (including in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

        Exercise With Stock. If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned non-statutory option stock is used to exercise an ISO.


NONQUALIFIED STOCK OPTIONS

        Award; Exercise. An optionee is not taxable upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election") with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The optionee's tax basis in the shares will be the fair market value of the shares on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on or immediately after that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the NQO and their fair market value as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

        Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

        Sale Of Option Shares. Upon sale, other than to the Company, of shares acquired under a NQO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. Certain reduced capital gains rates apply if the shares are held for longer periods. If stock is sold to the Company, rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

        Exercise With Stock. If an optionee tenders Common Stock to pay all or part of the exercise price of a NQO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are taxable to the optionee and are treated as newly acquired with a basis equal to their fair market value on the date of exercise.

        If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

        Erisa Information. The Company believes that the Stock Option Plan is not subject to any of the provisions of the Employment Retirement Income Security Act of 1974, as amended ("ERISA").


SPECIAL FEDERAL INCOME TAX CONSIDERATION DUE TO SHORT SWING PROFIT RULE

        The potential liability of a person subject to Section 16 of the Exchange Act to repay short-swing profits from the resale of shares acquired under a Company plan constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is generally treated as lapsing at such time as the potential liability under Section 16 lapses. Persons subject to
Section 16 who would be required by Section 16 to repay profits from the immediate resale of stock acquired under a Company plan should consider whether to file a Section 83(b) Election at the time they acquire stock under a Company plan in order to avoid deferral of the date that they are deemed to acquire shares for federal income tax purposes.


REQUIRED VOTE.

        Approval of the amendment to the 1993 Stock Option Plan requires the affirmative vote of a majority of the votes cast by stockholders who are present or represented at a duly held stockholders meeting at which a quorum of the voting power is represented.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                    OF THE AMENDMENT TO THE STOCK OPTION PLAN


                                   PROPOSAL 3
     APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

DESCRIPTION OF THE AMENDMENT

        At the Annual Meeting, the stockholders are being asked to approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by 15,000,000 shares (the "Amendment"). The Company's Restated Certificate of Incorporation currently authorizes the issuance of 45,000,000 shares of Common Stock, with a par value of $.0001 per share, and 5,000,000 shares of Preferred Stock, with a par value of $.01 per share. In March 1998, the Board of Directors adopted a resolution approving an amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 60,000,000, subject to stockholder approval. Since the Company's Restated Certificate of Incorporation also authorizes 5,000,000 shares of Preferred Stock, the Amendment will have the effect of increasing the total number of shares of capital stock authorized for issuance from 50,000,000 to 65,000,000 shares. Stockholders are invited to read the Certificate of Amendment to the Restated Certificate of Incorporation (the "Certificate"), a copy of which can be obtained from the Company by contacting the Company at its corporate headquarters, Attention:
Corporate Secretary.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

        As of March 31, 1998, the Company had approximately 28,363,656 shares of Common Stock outstanding and no shares of Preferred Stock outstanding, and as of that date, the Company had approximately 2,049,850 shares of Common Stock reserved for issuance under options granted pursuant to the Company's stock option plans. The Company also had, as of such date, 1,689,958 shares of Common Stock reserved for issuance upon exercise of outstanding warrants.

        In addition to the foregoing, the Board considers it advisable to have additional authorized, but unissued shares of Common Stock available to allow the Company to act promptly with respect to possible future financings, possible stock dividends, possible acquisitions, additional issuances under the Company's employee benefit plans and for other corporate purposes approved by the Board. Having additional authorized shares of Common Stock available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense or delay of a stockholders' meeting, except as may be required by applicable laws or regulations. Other than for issuance under the Company's employee benefit plans and currently outstanding warrants and convertible securities, the Company has no specific plans for the issuance of additional shares of Common Stock.

        Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to the Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

        The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. In the event of a hostile takeover attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.


REQUIRED VOTE.

        Approval of the Amendment to the Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE FOR THE
             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

                                   PROPOSAL 4
           RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS
              INDEPENDENT ACCOUNTANTS FOR THE CURRENT FISCAL YEAR

        The Company has selected KPMG Peat Marwick LLP as its independent accountants to perform the audit of the Company's financial statements for 1998, and the stockholders are being asked to ratify such selection. Representatives of KPMG Peat Marwick LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE.

        The affirmative vote of the holders of a majority of the votes cast by stockholders who are present or represented at a duly held stockholders meeting at which a quorum of the voting power is represented is required to approve the appointment of the independent auditors.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                OF THE SELECTION OF THE INDEPENDENT ACCOUNTANTS.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of March 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer named in the summary Compensation Table under the caption "Executive Compensation" below and (iv) all directors and executive officers as a group.


                                                 AMOUNT AND
                                                  NATURE OF
NAME OF                                          BENEFICIAL             PERCENT OF
BENEFICIAL OWNER                                 OWNERSHIP(1)           CLASS(%)(1)(2)
----------------                                 ------------           --------------
Grace Brothers, Ltd. (3)                           5,145,034              18.14%
1560 Sherman Ave. Suite 900
Evanston, IL  60201

Kenneth R. McGuire(4)                              4,251,584              14.99%
3000 North Clybourn, Hanger 34
Burbank, CA 91505

William Hambrecht(5)                                 571,429               2.01%

L. David Tomei, Ph.D.(6)                             474,999               1.65%

Mark J. Tomei(7)                                     422,098               1.48%

Ian Bathurst, Ph.D.(8)                               101,025               *

Eugene Eidenberg (9)                                  47,582               *

Michael Kiefer, Ph.D.(10)                             42,412               *

Jack H. Watson, Jr.(11)                               50,000               *

Samuil Umansky, M.D., Ph.D., D.Sc.(12)                29,125               *

Donald H. Picker, Ph.D. (13)                         122,700               *

Neil Flanzraich                                            0               *

G. Kirk Raab(14)                                      66,666               *

Brian Brookover(15)                                  150,000               *

John Kane                                             10,000               *

All directors and executive officers as a group    6,304,664              22.19%
 (15 persons) (15)


----------

*       Represents beneficial ownership of less than one percent of the Common
        Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Percentage of beneficial ownership is based on 28,363,656 shares of Common Stock outstanding as of March 31, 1998.

(3) Based on the Schedule 13(g)(A) filed with the SEC on January 15, 1998 by Grace Brothers, Ltd.

(4) Based on the Amended Forms 3 and 4 filed with the SEC on March 6, 1998 by Kenneth R. McGuire. Includes a warrant for 8,000 shares of Common Stock held by Mr. McGuire that is immediately exercisable.

(5)     Based on Form 4 filed with the SEC and February 2, 1998 by William
        Hambrecht.


(6) Includes 40,000 shares held by BT Alex Brown. TTEEFBO L.D. Tomei and 7,709 shares subject to options exercisable within 60 days of March 31, 1998.



(7) Includes 2,501 shares subject to options exercisable within 60 days of March 31, 1998, and 8,650, 30,000, and 30,000 shares held by Mr. Tomei as custodian for the benefit of Sophia A. Tomei, Frances F. Tomei and Andrew R. Tomei, respectively, Mr. Tomei's minor children.



(8) Dr. Bathurst was Vice President, Manufacturing and Process Development of the Company before resigning in January 1998.



(9) Includes 834 shares subject to options exercisable within 60 days of March 31, 1998. Also includes 35,000 shares held of record by the E. Eidenberg Trust.


(10) Includes 1,192 shares subject to options exercisable within 60 days of March 31, 1998.

(11) Includes 15,833 shares which vested immediately upon Mr. Watson's resignation from the Company.

(12) Includes 1,459 shares subject to options exercisable within 60 days of March 31, 1998.


(13) Includes 12,915 shares subject to options exercisable within 60 days of March 31, 1991.

(14) Includes 11,111 shares subject to options exercisable within 60 days of March 31, 1998.



(15) Based on Form 3 filed with the SEC on January 22, 1998 by Brian Brookover. Mr. Brookover is the Portfolio Manager of Grace Brothers, Ltd.



(16) Includes the shares stated to be subject to options exercisable within 60 days in footnotes (6), (7) and (9) - (15).


                   BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

        The Board met seven times, including telephone conference meetings, during 1997, and acted by written consent three times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served).

        Standing committees of the Board include an Audit Committee, a Compensation Committee, and a Nominating Committee.


        Messrs. Raab, Eidenberg, Kane and Flanzraich are the current members of the Company's Audit Committee. The Audit Committee met once during 1997. The Audit Committee reviews the Company's accounting practices, internal control systems and Securities and Exchange Commission ("SEC") filings. The Audit Committee also meets with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits.



        Messrs. Hambrecht, McGuire, and Brookover are the current members of the Company's Compensation Committee. The Compensation Committee met once during 1997. The Compensation Committee recommends compensation for officers and employees of the Company, grants options and stock awards under the Company's 1993 Stock Option Plan, as amended, and reviews and recommends adoption of and amendments to stock option and employee benefit plans.



        Messrs. Eidenberg, Flanzraich, and Raab are the current members of the Company's Nominating Committee. The Nominating Committee was created at the March 1998 Meeting of the Board of Directors, and as such, did not meet during 1997. The Nominating Committee will be responsible for reviewing potential candidates for service on the Board of Directors.


                               EXECUTIVE OFFICERS

        The names of the present executive officers of the Company and certain information about them are set forth below:


NAME OF EXECUTIVE OFFICER                      AGE     PRINCIPAL OCCUPATION
G. Kirk Raab                                   62      Interim Chief Executive Officer and
                                                       Chairman of the Board of Directors

Donald H. Picker, Ph.D.                        52      President and Chief Operating Officer

L. David Tomei, Ph.D.                          53      Executive Vice President and Chief
                                                       Scientific Officer

Shelli J. Geer, C.P.A.                         33      Chief Financial Officer, Secretary and
                                                       Vice President , Finance and
                                                       Administration

Michael C. Kiefer, Ph.D.                       45      Vice President, Molecular Biology

Samuil R. Umansky, M.D., Ph.D., D.Sc.          56      Vice President, Molecular Pharmacology

Lawrence J. Rosania                            47      Vice President, Regulatory and Clinical
                                                       Affairs



        Additional information with respect to Dr. Picker, Ms. Geer, Dr. Kiefer, Mr. Rosania and Dr. Umansky is set forth below. Information with respect to Mr. Raab and Dr. Tomei is set forth above under "Directors/Nominees."


        Donald H. Picker, Ph.D., was appointed President and Chief Operating Officer in October 1996. Dr. Picker was Chief Operating Officer of Corvas International, Inc., a biotechnology company, from March 1996 to June 1996. Prior to that, Dr. Picker served as Senior Vice President, Research & Development, at Genta, Inc., an antisense technology company, from November 1991 to February 1996. Dr. Picker received a B.S. in chemistry from Brooklyn Polytechnic Institute and a Ph.D. in organic chemistry from the State University of New York at Albany.

        Shelli Geer was appointed Chief Financial Officer and Secretary in November 1997, and was appointed Vice President, Finance and Administration in October 1996. Ms. Geer was the Company's Controller from September 1994 through November 1997. Prior to joining the Company, Ms. Geer was an accountant with KPMG Peat Marwick LLP since July 1988, most recently as Audit Manager. Ms. Geer received a B.S. in Business Administration from California State University at Chico and is a Certified Public Accountant in the State of California.

        Michael C. Kiefer, Ph.D., was appointed Vice President, Molecular Biology of the Company in January 1996. He served as Senior Scientist of the Company from March 1993 to February 1995 and as a Director of Molecular Biology from March 1995 to January 1996. Prior to joining the Company, Dr. Kiefer was a Senior Scientist at Chiron, where he worked on the molecular biology of bone growth and differentiation factors and related processes from July 1987 to March 1993. Dr. Kiefer has published over 60 articles in the area of molecular biology. Dr. Kiefer received a B.S. in zoology and a Ph.D. in biochemistry from the University of California at Davis.


        Samuil R. Umansky, M.D., Ph.D., D.Sc., was Chief Scientific Officer of the Company from August 1997 to April 1998, and has been Vice President, Molecular Pharmacology since January 1996. From February 1993 to January 1996, he served as Director of Cell Biology. Prior to joining the Company, Dr. Umansky was a professor at the Institute of Biological Physics, the USSR Academy of Science from 1968 to 1993. In 1987, Dr. Umansky was awarded the Soviet State Prize for his work in the field of radiation treatment induced cell death and is recognized internationally for his research on apoptosis. He is a founder of the USSR Radiobiological Society and a member of the Radiological Scientific Council of the USSR Academy of Sciences. Dr. Umansky has published numerous articles in both Soviet and Western journals, including the first description of apoptosis-related DNA fragmentation. Dr. Umansky holds an M.D., a Ph.D., and a Doctorate of Science in radiation biology from the highest committee of Attestation of Scientists, awarded on the basis of his studies at the Institute of Biological Physics, the USSR Academy of Science.


        Lawrence J. Rosania was appointed Vice President of Regulatory and Clinical Affairs in February 1998. Before joining LXR, he had been Vice President, Regulatory Affairs, for Athena Neurosciences Inc. since 1996. Formerly, Mr. Rosania was Director, Regulatory Affairs and Quality Assurance for Novo Nordisk Pharmaceuticals from 1992 to 1996. He was also Assistant Director, Worldwide Regulatory Affairs, for Bristol-Myers Squibb from 1988 to 1992, and Manager of Drug Regulatory Affairs for E.R. Squibb & Sons from 1986 to 1988. Mr. Rosania received a B.A. in biology from Temple University and a M.S. in chemistry from Drexel University.

                             EXECUTIVE COMPENSATION

        The following table sets forth all compensation awarded to or earned or paid for services rendered in all capacities to the Company and its subsidiary during each of 1995, 1996 and 1997 by (i) the Company's Chief Executive Officer and (ii) the Company's most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1997 and whose individual aggregate annual salary and bonus exceeded $100,000 (the persons referred to in clauses (i) and (ii) above are collectively referred to as the "Named Executive Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE



                                                         LONG TERM
                                     -------------------------------------------------------
                                       ANNUAL COMPENSATION           COMPENSATION AWARD
                                     ------------------------     --------------------------
                                                                                  SECURITIES
                                                                                  UNDERLYING
NAME AND PRINCIPAL POSITION          YEAR          SALARY($)      BONUS($)        OPTIONS(#)
---------------------------          ----          ---------      --------        ----------
L. David Tomei, Ph.D. (1)            1997            $240,000        $40,000          58,800
Chief Executive Officer              1996             186,921        $80,000(1)      165,000
                                     1995             145,000             --         110,000

Donald H. Picker, Ph.D.              1997            $225,000        $75,617(2)           --

President & Chief Operating Officer  1996              48,606         15,000         310,000


Ian C. Bathurst, Ph.D                1997            $120,000        $20,000          24,000
Vice President, Manufacturing and    1996             104,370          3,300          15,000
Process Development                  1995              92,472             --           6,000

Michael C. Kiefer, Ph.D              1997            $120,000        $15,000          20,000
Vice President, Molecular Biology    1996              97,103          3,300          15,000
                                     1995              84,000             --          17,000

Samuil R. Umansky, M.D., Ph.D.,      1997            $120,000        $15,000          20,000
D.Sc., Vice President, Molecular     1996              97,103          3,300          15,000
Pharmacology                         1995              83,869             --          25,000

Mark J. Tomei                        1997            $145,000             --              --
                                     1996             145,000        $76,000          40,000
                                     1995             145,000             --          25,000



----------

(1) Includes $40,000 paid in 1996 in connection with services rendered in 1995.

(2) Includes $12,704 in reimbursement for temporary travel and other expenses, $52,394 in rent and taxes, $2,308 in utilities and taxes, and $8,211 in moving expenses.

                               OPTION INFORMATION

        The following table sets forth further information regarding individual grants of stock options during fiscal 1997 to each Named Executive Officer. All such options were granted pursuant to the Stock Option Plan.

                          OPTION GRANTS IN FISCAL 1997

                                INDIVIDUAL GRANTS


                          NUMBER OF                PERCENT OF TOTAL
                          SECURITIES UNDERLYING    OPTIONS GRANTED      EXERCISE
                          OPTIONS GRANTED          TO EMPLOYEES IN      PRICE      EXPIRATION
NAME                      (#)(1)                   FISCAL 1997(2)       ($/SH)(3)  DATE(4)
----                      ---------------------    --------------       ---------  ----------
L. David Tomei, Ph.D              58,800                   13.8          1.875       8/12/07
Ian C. Bathurst, Ph.D             24,000                    5.7          1.875       8/12/07
Michael C. Kiefer, Ph.D           20,000                    4.7          1.875       8/12/07
Samuil R. Umansky,                20,000                    4.7          1.875       8/12/07
  M.D., Ph.D., D.Sc


----------
(1) Generally, options granted on or after March 11, 1996 become exercisable with respect to 25% of the shares after one year from date of grant and with respect to 2.083% of the shares for each full month thereafter that the optionee renders services to the Company.

(2) The Company granted options to purchase 424,550 shares of the Company's Common Stock to employees in 1997.

(3) Stock options are awarded with an exercise price equal to the Fair Market Value of the Company's Common Stock on the date of grant, which is defined in the Stock Option Plan as the closing price of the Company's Common Stock on the American Stock Exchange on the last trading day before the date of grant.

(4) Options generally expire ten years from the date of grant or at the time of the optionee's termination of employment or consulting relationship with the Company.

        In addition to the above options granted to Named Executive Officers in fiscal 1997, the Company granted options to purchase a total of 310,000 shares to Donald H. Picker, Ph.D. in October 1996, when Dr. Picker joined the Company as President and Chief Operating Officer. Such options were exercisable at $2.0625 per share, expire on October 13, 2006 and represent 44.7% of the total options granted to employees of the Company in fiscal 1996. Options to purchase 160,000 shares were granted as ISOs under the Stock Option Plan, and options to purchase 150,000 shares were granted outside of the Stock Option Plan but have the same terms as options granted under the Stock Option Plan.

        The following table sets forth certain information concerning the number and aggregate value of unexercised options held at December 31, 1997 by each Named Executive Officer. There were no option exercises during 1997 by any Named Executive Officer.

                       OPTION VALUES AT DECEMBER 31, 1997


                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                               OPTIONS AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END(1)($)
NAME                           EXERCISABLE      UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
----                           -----------      -------------   -----------      -------------
L. David Tomei, Ph.D.             255,727          163,073         215,598           58,802

Ian C. Bathurst, Ph.D.               8,113           36,887           2,728           16,021

Michael C. Kiefer, Ph.D.           12,933           39,067           3,029           12,658

Samuil R. Umansky, M.D.,
  Ph.D., D.Sc                      25,194           43,306          26,427           19,754

Donald H. Picker, Ph.D.            90,414          219,586          28,254          302,374

Mark J. Tomei                      25,832           39,168           9,374           13,125

----------

(1) Calculated on the basis of the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1997 ($2.375 per share).

                            COMPENSATION OF DIRECTORS


        During 1997, Mr. Watson received $500 for Board meetings attended in person, and Mr. Eidenberg was compensated in the amount of approximately $28,000 for services as Board member and consultant to the Company. Dr. Tomei, Dr. Picker, Mr. McGuire, Mr. Flanzraich and Mr. Tomei did not receive any additional compensation for their services as directors. See "Executive Compensation" above for information with respect to compensation paid during 1997 to Dr. Tomei, Dr. Picker and Mr. Tomei. In addition, each director was reimbursed for actual business expenses incurred in attending each Board meeting. Each outside director also receives an annual option grant to purchase 5,000 shares of Common Stock pursuant to the Company's 1993 Directors Stock Option Plan as a result of his appointment and subsequent service as a director. Each person who becomes Chairman of the Board in the future will receive an additional, one-time option grant to purchase 10,000 shares of Common Stock as of the date such person becomes Chairman of the Board. Further, the Board has decided to grant each director who is not an employee or substantial stockholder an option to acquire 40,000 shares upon joining the Board; the Board has also decided to grant every director an additional 10,000 options at the end of each full year of service on the Board. During 1998, such grants were granted outside the 1993 Stock Option Plan but will have substantially the same terms as the options granted under the 1993 Stock Option Plan.


                      COMPENSATION AND SEVERANCE AGREEMENTS


        On February 13, 1998, the Company entered into a consultant agreement (the "Consultant Agreement") with G. Kirk Raab, which provides for compensation consisting of an option to purchase 250,000 shares of Common Stock (the "Stock Option"). According to the vesting schedule in the Consultant Agreement, 1/5th of the shares vested on the close of business of the effective date of the Consultant Agreement (the "Effective Date"), and thereafter the remaining stock will vest at a rate of 1/36th per month for every month. If the Company enters into a cooperative development agreement or other strategic alliance with a significant pharmaceutical or biotechnology company relating to one or more of the Company's products, and the Board of Directors determines that the consultant contributed to the development in some significant way, then 100,000 shares of the Stock Option vest immediately. In April 1998, Mr. Raab was elected Chairman of the Board of Directors, and appointed Interim Chief Executive Officer. As Chairman of the Board of Directors, Mr. Raab will receive base compensation in the amount of $180,000 per year, and an option to purchase 500,000 shares of Common Stock.

        In November 1996, the Company amended the existing employment agreement with L. David Tomei, Ph.D., the Company's Chief Executive Officer (the "Employment Agreement"). The Employment Agreement, which supersedes Dr. Tomei's previous employment agreement with the Company, has a term of three years and provides for base compensation to Dr. Tomei in the amount of $240,000, effective as of January 1, 1997. In addition, the Employment Agreement provides that Dr. Tomei will be eligible for an annual cash bonus of $40,000 based on achievement of specific annual goals established by Dr. Tomei and the Board and annual stock option awards in connection with the Board's annual review of the Company's performance. Either the Company or Dr. Tomei may terminate the Employment Agreement upon 30 days' notice. If the Company terminates the Employment Agreement without cause, Dr. Tomei is entitled to severance compensation in the amount of twice his annual compensation. In connection with the Employment Agreement, the Company granted Dr. Tomei a $40,000 bonus and, as of August 13, 1997, granted Dr. Tomei an option to purchase 58,800 shares of the Common Stock pursuant to the terms of the Stock Option Plan, exercisable at $1.8750 per share. In April 1998, Dr. Tomei resigned as the Company's Chairman and Chief Executive Officer, and was appointed to be the Executive Vice President and Chief Scientific Officer. The terms of a new employment agreement with Dr. Tomei are currently being negotiated.


        In October 1996, the Company entered into an employment agreement with Donald H. Picker, Ph.D., its President and Chief Operating Officer. Under the agreement, Dr. Picker received an initial annual salary of $225,000 and one-time recruitment bonus of $15,000. Dr. Picker also received an option to purchase 310,000 shares of the Company's Common Stock. Options to purchase 160,000 shares were granted under the Stock Option Plan, and options to purchase 150,000 shares were granted outside of the Stock Option Plan but have the same terms as options granted under the Stock Option Plan. See "Option Information" above. The Company has agreed to cover Dr. Picker's relocation costs and miscellaneous expenses during the transition period. Dr. Picker has agreed to reimburse the Company for all or a portion of the relocation expenses and the recruitment bonus if he voluntarily terminates his employment with the Company within two years. The Company has also agreed to provide Dr. Picker with a home loan of $175,000, which may be forgiven over an eight year period in the amount of $25,000 per year beginning December 31, 1997, subject to certain conditions. As of December 31, 1997, the Company had advanced $175,000 under this agreement, of which $25,000 was forgiven in January 1998. In addition, during fiscal year 1997, the Company paid $8,217 toward moving expenses and $67,400 toward Dr. Picker's temporary living expenses under this agreement. The balance of the loan will become due and payable if Dr. Picker resigns or is terminated for cause. If the Company terminates Dr. Picker without cause, he will be entitled to receive severance equal to one year's salary.

        On January 1, 1995, the Company entered into an Independent Consultant Agreement with Mark J. Tomei (the "Consultant Agreement"). The Consultant Agreement, which superseded Mr. Tomei's previous employment agreement with the Company, had a term of five years and provided for compensation to Mr. Tomei in the amount of $145,000 per year. In February 1998 the Consultant Agreement was terminated and, in accordance with the terms of the agreement, the Company agreed to a severance package consisting of Common Stock and cash valued at approximately $290,000.




                              CERTAIN TRANSACTIONS

COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

        For information concerning compensation and severance agreements between the Company and each of certain executive officers, see "Executive Compensation" and "Compensation and Severance Agreements" above.

FINANCING TRANSACTIONS

        In December 1997 and January 1998, the Company sold 5,714,286 shares of common stock at $1.75 per share through a series of private placement offerings (the "Private Placements"), aggregating $10 million in total gross proceeds and approximately $9.4 million in net proceeds. In February 1998, the Company sold to William R. Hambrecht an additional 571,429 shares of the Company's Common Stock through a private placement offering at a price of $1.75 per share. As a result of the Private Placements, Grace Brothers, Inc. increased its share of the Company's Common Stock to 5,145,034 shares, representing approximately 18.14% of the Company's outstanding shares; additionally, in connection with the Private Placements, Grace Brothers, Inc., a substantial stockholder, received the right to appoint one member of the Board of Directors. As a result, Brian Brookover was appointed to the Board of Directors in January, 1998.

LITIGATION-RELATED MATTERS

        The Company and five of its past or present directors and officers are named as defendants in Katz vs. Blech, ("Katz") and Degulis vs. LXR Biotechnology Inc., et al. ("Degulis"). One of the five, Mark Germain, the former Chairman of the Company and a former managing director of D. Blech & Company, Incorporated, is named as a defendant in the above two cases and also in In re Blech Securities Litigation, ("In re Blech"). In addition, L. Scott Minick, a former director and former officer of the Company, James D. Coombs, a former director and former officer, and Mark J. Tomei, a director and former officer, are defendants in Katz and Degulis; and Christopher Henney, a former director, is a defendant in Katz. The Company was previously named as a defendant in In re Blech but was dismissed by the Court on June 6, 1996.

        All three cases are brought on behalf of classes of persons purchasing common shares of the Company prior to September 21, 1994, and assert claims arising out to the Company's Initial Public Offering and subsequent trading of those shares. The suits allege violations of Sections 11 and 12 of the Securities Act of 1933 and Sections 10(b) and 20 of the Exchange Act of 1934, including misrepresentations and omissions in connection with the Initial Public Offering and manipulation of share prices. The suits also allege common law claims for fraud and deceit and seek punitive damages. The complaints allege that defendants, including the Company and the defendant directors and officers, failed to disclose in securities filings connected with the Initial Public Offering, the leveraged financial condition of the Company's underwriter, D. Blech & Co., and its principal, David Blech. The suits further allege that defendants failed to disclose that D. Blech & Co. would act as principle market maker for the Company's shares following the Initial Public Offering, and that
D. Blech & Co.'s extended financial commitments would affect its ability to maintain a market for the Company's shares. The suits also allege that defendants assisted or acquiesced in a post-offering scheme to manipulate the market for the Company's shares and artificially inflate share prices. Document discovery is largely completed and depositions are underway. Under the current scheduling order, no deadline for completion of discovery is presently set and no trial date is set.

        None of the complaints in Katz, Degulis or In re Blech states a claim for a specific amount of monetary damages. The complaint in In re Blech seeks damages and interest as provided by law, costs and expenses of litigation, attorneys fees, expert fees, other costs and disbursements, and such other relief as may be just and proper. The complaint in Katz seeks rescission, an award of compensatory damages, fees, costs and expenses including expert fees, and such other relief as the court deems proper. The complaint in Degulis seeks compensatory damages including rescissionary damages, interest, punitive damages, counsel fees and other costs of suit, a constructive trust over the proceeds of the offering, and such other and further relief as the Court deems just and proper.

        The Company has agreed to indemnify and/or advance defense costs to each of the current or former officers and directors who are named as defendants in the litigation. A demand by the independent underwriter for contractual indemnity has been denied. Such denial is subject to contest by the underwriter. The Company and the underwriter have entered into a tolling agreement whereby the Company agreed that the running of any statute of limitations applicable to claims of the underwriter against the Company would be tolled until the earlier of June 30,1998 or the termination of the tolling agreement.

        The Company maintains officers and directors liability insurance under policies providing aggregate coverage totaling $3 million, which cover (i) the Company for amounts spent indemnifying directors and officers or (ii) directors and officers directly if the Company fails to indemnify them. The policies do not provide coverage to the Company itself with respect to its own defense costs and liability. The Company and its insurance carriers are currently involved in disputes relating to the deductibles and exclusions under the policies. Whether or to what extent insurance covers any settlement or judgment in the above litigation will depend on the outcome of the disputes. The Company's primary level of directors and officers liability insurance carrier has tentatively agreed to provide coverage. On November 4, 1997, the Company's first level excess insurer denied coverage based on the related party transactions exclusion in its policy. The Company reserves the right to contest this denial of coverage. As a result, the Company cannot predict, at this time, the amount of any insurance reimbursement that will be obtained. For the years December 31, 1997, 1996 and 1995, the Company incurred expenses of approximately $140,000, $111,000 and $39,000, respectively, relating to this litigation. To date the Company has received no reimbursement for these expenses. The failure of the Company to obtain reimbursement for the amounts spent defending the indemnified defendants, along with the Company's own defense costs and any judgment or settlement payable by the Company, could have a material adverse effect on the Company's, cash flows, results of operations and financial condition.

        The Company denies any wrongdoing and is defending the above cases vigorously. While it is possible that the litigation may have a material adverse financial impact on the Company, uncertainty as to whether any material judgment or settlement will result, and the possibility that some portion of any settlement or judgment may be covered by insurance, make it impossible to predict at this time whether the litigation will have a material adverse financial impact on the Company. An adverse judgment or settlement could have a material adverse effect on the Company.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 8, 1999 in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the American Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the Company's most recent fiscal year.

ADDITIONAL INFORMATION

        The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed with this Proxy Statement to stockholders of the Company.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF LXR BIOTECHNOLOGY INC.



June 11, 1998


The undersigned hereby appoints G. Kirk Raab and Shelli Geer, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of LXR Biotechnology Inc. (the "Company") to be held at 10:00 a.m. on Thursday, June 11, 1998, at the Company's offices located at 1401 Marina Way South, Richmond, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:


        PROPOSAL 1.  ELECTION OF DIRECTORS.

   { }  FOR all nominees listed below        { }  WITHHOLD AUTHORITY to vote for
        (except as indicated to the               all nominees listed below
        contrary below)

Nominees:
            L. David Tomei                Neil Flanzraich
            John Kane                     Brian Brookover
            Eugene Eidenberg              G. Kirk Raab
            William R. Hambrecht          Kenneth R. McGuire

Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:



        PROPOSAL 2. AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN TO
                    INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 2,000,000 SHARES, FROM 1,849,850 SHARES TO 3,849,850 SHARES AND TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED TO
                    ANY NAMED EXECUTIVE OFFICER.


        {   }  FOR           {   }  AGAINST        {   }  ABSTAIN


        PROPOSAL 3. AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
                    INCORPORATION TO INCREASE THE NUMBER OF THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK FROM 45 MILLION SHARES TO 60 MILLION SHARES.


        {   }  FOR           {   }  AGAINST        {   }  ABSTAIN

        PROPOSAL 4. RATIFYING THE SELECTION OF KPMG/ PEAT MARWICK LLP AS THE
                    INDEPENDENT ACCOUNTANTS.

        {   }  FOR           {   }  AGAINST        {   }  ABSTAIN



THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEES AND FOR PROPOSALS 2, 3 AND 4.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LXR BIOTECHNOLOGY INC.

                                   Signature(s) of stockholder(s):

                                   Dated __________________________, 1998

                                   ______________________________________
                                   Signature (print title, if applicable)

                                   ______________________________________
                                   Signature (print title, if applicable)

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Please check the following box if you plan to attend the meeting:  [ ]

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.